Exhibit (h)(2)

SUB-PLACEMENT

AGENT AGREEMENT

THIS SUB-PLACEMENT AGENT AGREEMENT (“Agreement”) made and entered into between Salient Capital, L.P. (“Salient Capital”), 4265 San Felipe, Suite 800, Houston, Texas 77027 and                                          (hereinafter “Broker/Dealer”).

WHEREAS, Salient Capital serves as placement agent to The Endowment Registered Fund, L.P. and The Endowment TEI Fund, L.P. (collectively, the “Registered Funds”), each a registered closed-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), and certain other feeder funds that invest directly or indirectly into The Endowment Master Fund, L.P., including without limitation The Endowment (Domestic QP) Fund, L.P. and The Endowment (Exempt QP) Fund II, L.P. (collectively, the “QP Funds”), The Endowment Domestic Fund, L.P. and The Endowment (Exempt) Fund II, L.P. (collectively with the QP Funds and the Registered Funds, the “Funds”); and

WHEREAS, Broker/Dealer desires to enter in this Agreement with Salient Capital to sell interests (“Interests”) in the Funds, in each case pursuant to private placements. Broker/Dealer will provide distribution related to the sale of the Interests, continuing personal services to limited partners and/or administration of limited partner accounts in the Funds. Salient Capital is the principal placement agent for each Fund.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. Recommendations of Interests for Sale to Customers.

(a)	Broker/Dealer is hereby appointed as a non-exclusive selling agent of each Fund during the term herein specified for the purpose of finding suitable investors for each Fund’s Interests as described herein. Subject to the performance by Salient Capital of its obligations to be performed hereunder, Broker/Dealer hereby accepts such agency and agrees to the terms and conditions set forth herein and in the Funds’ confidential private offering memorandum, as it may be amended from time to time (the “Offering Memorandum”), to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that Broker/Dealer has no commitment with regard to the sale of the Funds’ Interests other than to use reasonable efforts, and the Agreement shall not prevent Broker/Dealer from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker/Dealer’s agency relationship with Salient Capital hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s Interests made prior to the date hereof by Broker/Dealer shall be deemed made pursuant to this Agreement.

(b)	In offering and selling the Funds’ Interests to Broker/Dealer’s existing customers, Broker/Dealer shall in no transaction have any authority to act or hold itself out as agent for Salient Capital or a Fund. Salient Capital acknowledges that customers of Broker/Dealer who purchase Interests are the Broker/Dealer’s customers. Broker/Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(c)	Broker/Dealer agrees to offer and sell the Funds’ Interests to Broker/Dealer’s customers only at net asset value, as described in the Offering Memorandum. Broker/Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the Offering Memorandum.

(d)	All orders are subject to acceptance or rejection, in whole or in part, by Salient Capital and/or the relevant Fund in its sole discretion. Salient Capital reserves the right, at its discretion and without notice to the Broker/Dealer, to suspend sales or to withdraw the offering of a Fund’s Interests, in whole or in part, or to make a limited offering of the Funds’ Interests. The minimum dollar amounts for purchase of the Interests for any investor shall be the applicable minimum amount described in the Offering Memorandum and no order for less than such amount will be accepted hereunder. Broker/Dealer hereby expressly acknowledges and agrees that the Funds’ Interests are to be offered and sold only to persons, entities or accounts that are (a) existing customers of the Broker/Dealer and (b) “accredited investors,” as defined in Rule 501 under the Securities Act of 1933, as amended (the “1933 Act”), “qualified clients,” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended, and in the case of the QP Funds, “qualified purchasers,” as defined in Section 2(a)(51)(A) of the 1940 Act, and in each case in a transaction exempt from registration under the 1933 Act pursuant to Section 4(2) thereof and Regulation D thereunder (a “Private Placement”). Broker/Dealer hereby represents and warrants that it is familiar with the requirements of a Private Placement and hereby covenants that Broker/Dealer will not take or refrain from taking any action that could reasonably be expected to jeopardize the Private Placement of the Funds’ Interests. If Salient Capital or a Fund accepts any instruction directly from a shareholder that is a customer of Broker/Dealer, e.g., a subscription agreement, change of ownership form, response to a tender offer or change of address notice, it will promptly deliver a copy of such information to Broker/Dealer; if Salient Capital or a Fund accepts any oral instruction from such a person, it will promptly notify Broker/Dealer about such instruction.

(e)	Broker/Dealer agrees to recommend the purchase of Interests only to customers for whom Broker Dealer has a reasonable basis to believe that the investment is suitable pursuant to FINRA Conduct Rule 2310.

(f)	Broker/Dealer agrees to use the form of subscription agreement provided with the Offering Memorandum as the means of placing a customer’s order. The application will be reviewed by Salient Capital or the relevant Fund to determine that all information necessary to issue Interests has been entered. Broker/Dealer hereby certifies that, to the best of its knowledge, all of Broker/Dealer customers’ taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to Salient Capital or the Funds by Broker/Dealer are correct and that Salient Capital or the Funds will not open an account without Broker/Dealer providing the Funds’ administrator (“Administrator”) with the customer’s TIN or SSN.

(g)	Broker/Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker/Dealer will not offer Interests for sale in any manner or by any means that could reasonably be expected to cause the Funds’ Interests to be required to be registered under the 1933 Act or any state securities or “blue sky” laws.

Any transaction in Interests shall be effected and evidenced by book-entry on the records maintained by the Administrator.

2. Account Options.

(a)	At the time of each transaction, Broker/Dealer guarantees the legal capacity of its customers so transacting in Interests and any co-owners of such Interests.

(b)	Unless otherwise instructed by Salient Capital or the Administrator, Broker/Dealer may instruct the Administrator to register Interests purchased in Broker/Dealer name and account as nominee for Broker/Dealer’s customers, in which event all Offering Memoranda, proxy statements, periodic reports, and other printed material will be sent to Broker/Dealer, and all confirmations and other communications to shareholders will be transmitted to Broker/Dealer. Broker/Dealer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Broker/Dealer holds such shares as nominee. However, the Funds shall be responsible for the reasonable costs associated with Broker/Dealer forwarding such printed material, confirmations, and communications and shall reimburse Broker/Dealer in full for such costs. Broker/Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker/Dealer is holding such shares. With respect to customers other than such customers, Broker/Dealer shall provide Salient Capital with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for Salient Capital to comply with any legal and regulatory reporting requirements.

3. Broker/Dealer Compensation. Broker/Dealer shall not receive any fees, sales commissions or charges, or other compensation from Salient Capital, any Fund, or a holder of Interests in its capacity as such for the services that the Broker/Dealer provides under this Agreement. Unless otherwise agreed, each party to this Agreement shall bear its own expenses relating hereto and the transactions contemplated hereby.

4. Status as Financial Intermediaries.

(a)	Broker/Dealer represents and warrants that Broker/Dealer is duly registered as a broker/dealer pursuant to the Securities and Exchange Act of 1934, as amended, and is and will remain a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker/Dealer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction. The termination of Broker/Dealer’s membership in FINRA will immediately and automatically terminate this Agreement. Broker/Dealer further represents that Broker/Dealer is qualified to act as a broker/dealer in the states where Broker/Dealer transacts business.

(b)	Broker/Dealer represents that Broker/Dealer is qualified to sell Interests in the various jurisdiction where it transacts business. Broker/Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker/Dealer’s obligations under this Agreement and to receive compensation, if any, therefore, and Broker/Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Nothing in this Agreement shall cause Broker/Dealer to be Salient Capital’s partner, employee, or agent, or give Broker/Dealer any authority to act for Salient Capital or a Fund. Neither Salient Capital nor any Fund shall be liable for any of Broker/Dealer’s acts or obligations under this Agreement.

5. Information Relating to the Funds.

(a)	No person is authorized to make any representations concerning the Funds or the Interests except those contained in the Funds’ Offering Memorandum, subscription agreement, Limited Partnership Agreement, investor certification, and supplemental sales literature, explanatory materials and additional written information supplied by the Funds or Salient Capital (collectively, “Offering Materials”). Upon Broker/Dealer’s request, Salient Capital will arrange for the Funds to furnish Broker/Dealer with a reasonable number of copies of the Company’s Offering Materials. Within a reasonable time prior to making an investment decision, Broker/Dealer will deliver complete, current versions of the Offering Materials to prospective investors in the Funds hereunder.

(b)	Broker/Dealer may not use any sales literature or advertising materials concerning Interests, other than the Offering Materials, without first obtaining Salient Capital’s written approval. Broker/Dealer shall not distribute or make available to the general public any information regarding the Funds.

6. Indemnification.

Broker/Dealer agrees to indemnify and hold harmless Salient Capital and the Funds, and each of Salient Capital’s and the Funds’ partners, directors, officers, employees, agents and each person, if any, who controls the Funds within the meaning of Section 15 of the 1933 Act (collectively referred to as “Fund Indemnified Persons”) against any losses, claims, damages, liabilities, or expenses (including, unless Broker/Dealer elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, “Losses”), which: (i) may be based on the ground or alleged ground that the Offering Materials or any supplemental sales material used by the Broker/Dealer, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund or Salient Capital by or on behalf of the Broker/Dealer, or (B) relates to any such supplemental sales material not supplied by the Fund or Salient Capital or approved by them in writing; (ii) arises out of any acts or omissions by the Broker/Dealer that cause the offering to involve an offering that is not exempt from registration pursuant to Section 4(2) of the 1933 Act and Regulation D thereunder, (iii) arises out of Broker/Dealer’s failure to be properly licensed to offer and sell Interests; or (iv) arises out of Broker/Dealer’s material breach of a representation or warranty or covenant or agreement contained in this Agreement. Notwithstanding the foregoing, Broker/Dealer shall not be liable with respect to any claims made against Salient Capital, the Fund or any Fund Indemnified Person unless Salient Capital, the Fund or Fund Indemnified Person notified Broker/Dealer in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim served upon Salient Capital, the Fund or Fund Indemnified Person, but failure to notify Broker/Dealer of such claim shall not relieve Broker/Dealer from any liability that Broker/Dealer may have to Salient Capital, the Fund or Fund Indemnified Person for acts or alleged acts other than those described in (i) through (iv) of the preceding sentence.

Broker/Dealer shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if Broker/Dealer elects to assume the defense, such defense shall be conducted by counsel chosen by it and reasonably acceptable to Salient Capital. In the event that Broker/Dealer elects to assume the defense of any such suit and retain such counsel, Salient Capital, the Fund and any Fund Indemnified Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Broker/Dealer specifically authorized the retention of such counsel or (ii) Salient Capital, the Fund or any Fund Indemnified Person who is a party to the suit has been advised by counsel acceptable to Broker/Dealer that one or more material legal defenses may be available to Salient Capital, the Fund or Fund Indemnified Persons that may not be available to Broker/Dealer or its controlling person or persons, in which case Broker/Dealer shall not be entitled to assume the defense of such suit notwithstanding Broker/Dealer’s obligation to bear the reasonable fees and expenses of such counsel. Broker/Dealer shall not be liable to indemnify any person for any settlement of any such claim effected without Broker/Dealer’s consent, which it shall not unreasonably withhold.

This Section 6 will survive the termination of this Agreement.

7. Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement with respect to a Fund without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate. With respect to any particular Fund, this Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) or upon termination of Salient Capital’s placement agent agreement with such Fund. Salient Capital may change or amend any provision of this Agreement to conform to the terms of Salient Capital’s placement agent agreements with the Funds by giving Broker/Dealer written notice of the change or amendment.

8. Arbitration.

(a)	Any and all disputes or controversies among the parties (each a “Dispute”) arising from or related to this Agreement, except actions arising or requesting equitable or injunctive relief, shall be determined solely and exclusively by arbitration (“Arbitration”) in accordance with the Federal Arbitration Act and using the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). On any Dispute where the matter in controversy is less than $100,000, the parties shall use a single arbitrator. With respect to any Disputes with matters in controversy exceeding $100,000, if the parties agree on a single arbitrator within 30 days of commencement of the proceeding, a single arbitrator shall be used. If the parties do not so agree, a panel of three (3) arbitrators shall be used. Each party shall choose one (1) arbitrator, and the third arbitrator shall be chosen by the two (2) arbitrators selected by the parties. If the first two arbitrators cannot agree within 60 days after commencement of the proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this paragraph, the “commencement of the proceeding” shall be deemed to be the date upon which a written demand for arbitration is received by the AAA from one of the parties. The arbitration hearing will be confidential and shall be held in Houston, Texas. In any arbitration proceeding the parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure. The arbitrators shall provide the parties with a written opinion in connection with any award, and the arbitrators’ decision shall be final, binding and may be entered and enforced in any court of competent jurisdiction.

(b)	Each party shall bear its own expenses in connection with alternative dispute resolution procedures set forth in this paragraph, except that the parties shall split equally the costs associated with any Arbitration.

(c)	All communications made in connection with the alternative dispute resolution procedure set forth in this section shall be treated as communications for the purposes of settlement and as such shall be deemed to be confidential and inadmissible in any subsequent litigation by virtue of Rule 408 of the Federal Rules of Evidence.

9. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to Salient Capital shall be given or sent to Salient Capital at Salient Capital offices located at the address set forth above, Attn: Chief Compliance Officer. All notices to Broker/Dealer shall be given or sent to Broker/Dealer at the address specified by Broker/Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

10. Anti-Money Laundering Program. Broker/Dealer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); and (ii) Broker/Dealer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program.

11. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/partners is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker/Dealer delivers to customers/partners will comply with Title V of the Gramm-Leach-Bliley Act and Regulation S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

12. Confidentiality. The Broker/Dealer agrees to treat confidentially any information which is furnished to the Broker/Dealer (or to parties acting on its behalf) by or on behalf of Salient Capital or a Fund (the “Information”). The Broker/Dealer agrees that it will use the Information only for the purposes related to its customers’ investments in the Funds, and that the Information will be kept confidential by the Broker/Dealer and its partners, members, managers, officers, directors, employees, attorneys, accountants, agents, and other affiliates (collectively, the “Related Persons”), and that the Broker/Dealer and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Broker/Dealer and Related Persons who require the Information for the purpose of evaluating or providing services in connection with customers’ investments in a Fund; (b) pursuant to prior written consent of Salient Capital and the Funds, to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Broker/Dealer provides prior written notice to Salient Capital and the Funds of the information to be disclosed; (c) pursuant to prior written consent of Salient Capital and the Funds, in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent; and (d) to any other person the disclosure to whom Salient Capital and the Funds previously authorize in writing.

13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of Interests or any other subject covered by this Agreement.

14. Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the Offering Memorandum, the terms of the Offering Memorandum shall control.

15. Waiver. Waiver by either party of any provision of this Agreement shall not constitute a waiver of such provision at a later time.

16. Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

17. Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

18. Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by Salient Capital.

IN WITNESS WHEREOF, the parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER/DEALER:

Signature:
Name:
Title:
Address:

Primary Contact:
Phone Number:
Fax Number:

SALIENT CAPITAL, L.P.

By: Salient Capital Management, LLC, Its General Partner

By:

Name:
Title:

Effective Date:

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